EXHIBIT 10.2

INTERNET AMERICA, INC.

2004 NON-EMPLOYEE DIRECTOR PLAN

THIS AGREEMENT is made as of the          day of                      200   (the “Date of Grant”), between Internet America, Inc., a Texas corporation (the “Company”), and                                  (“Director”).

The Board of Directors of the Company (the “Board”) has adopted, subject to the approval of the shareholders, the Internet America, Inc. 2004 Non-Employee Director Plan (the “Plan”), a copy of which is attached hereto and incorporated by reference herein. The Director has been designated as a participant in the Plan. Terms that are not specifically defined in this Agreement shall have the meanings ascribed to them in the Plan.

To carry out the purposes of the Plan, by affording Director the opportunity to purchase shares of common stock of the Company, par value $0.01 (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree as follows:

1.	Grant of Option. The Company hereby irrevocably grants to Director the right and option (“Option”) to purchase all or any part of an aggregate of [30,000][ ] shares of Stock, [which number of shares was determined by dividing $20,000 by $ , the fair market value of the Stock on the Date of Grant,] on the terms and conditions set forth herein and in the Plan.

2.	Option Price. The Option Price of Stock purchased pursuant to the exercise of this Option shall be $ per share, [the fair market value of the Stock on the Date of Grant].

3.	Vesting. The Option is [immediately] vested [according to the following schedule], but exercisable only as provided below and in Section 4 hereof[:

(a) on the first anniversary date of the Date of Grant, the Option shall be vested with respect to 33.3% of the shares subject to the Option;

(b) on the second anniversary of the Date of Grant, the Option shall be vested with respect to an additional 33.3% of the shares subject to the Option;

(c) on the third anniversary of the Date of Grant, the Option shall be vested with respect to the final 33.4% of the shares subject to the Option; and

(d) to the extent not exercised, installments of vested Options shall be cumulative and may be exercised in whole or in part].

Notwithstanding any other provision of this Agreement, this Option, when exercised to the extent exercisable, must be exercised in full or in installments of not less than                  shares of Stock (adjusted proportionately to any adjustment to the shares described in the Plan).

4.	Exercise. Except as specified below or in the Plan, the Option, to the extent such rights shall not previously have been exercised, shall terminate and become null and void on the last day within the [30-day][five-year] period commencing on the Date of Grant (the “Expiration Date”). [In the event of the termination of the Director’s services as director of the Company and all Affiliates for any reason prior to the Expiration Date, the Option shall not continue to vest after such termination of services.]

5.	Status of Stock. The Company intends to register for issuance under the Securities Act of 1933, as amended (the “Act”) the shares of Stock acquirable upon exercise of the Option, and to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of this Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of the Option, Director (or the person permitted to exercise this Option in the event of Director’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Director agrees that the shares of Stock which Director may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Director also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

6.	Amendment of the Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.

7.	No Obligation to Retain Services. The Company shall not be deemed by the grant of the Option (as distinguished from agreement or service contract, if any) to be required to retain the services of the Director for any period.

8.	No Rights As Shareholder. The Director shall not have any rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the stock certificate or certificates to him for such shares following his exercise of the Option pursuant to its terms and conditions and payment for the shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate or certificates are issued.

9.	Notices. All offers, notices, demands, requests, acceptances or other communications hereunder shall be in writing and shall be deemed to have been duly made or given if mailed by registered or certified mail, return receipt requested. Any such notice mailed to the Company shall be addressed to the Secretary of the Company at the Company’s principal office, and any notice mailed to the Director shall be addressed to the Director’s residence address as it appears on the books and records of the Company or to such other address as either party may hereafter designate in writing to the other.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

11.	Resolution of Disputes. In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Board.

12.	Governing Law. The validity, construction and performance of this agreement shall be governed by the laws of the State of Texas. Any invalidity of any provision of this Agreement shall not affect the validity of any other provision.

13.	Nonqualified Stock Option. This Option is a nonqualified stock option which is not intended to be governed by section 422 of the Internal Revenue Code of 1986, as amended.

14.	Agreement to be Bound by Plan. In accepting this Option, the Director accepts and agrees to be bound by all the terms and conditions of the Plan.

15.	Approval by the Shareholders. The grant of this Option is expressly conditioned upon the approval of the Plan by a majority of the Company shareholders at the 2004 Annual Meeting of the Company’s Shareholders. In the event shareholder approval of the Plan is not obtained, this Option is null and void ab initio.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the day and year first above written.

INTERNET AMERICA, INC.

By:

DIRECTOR